Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

January 26, 2017

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $35 million (negative $0.33 per diluted share) from operating revenues of $369 million for the first quarter of fiscal 2017, compared to net income of $16 million ($0.15 per diluted share) from operating revenues of $488 million during the first quarter of fiscal 2016, and a net loss of $73 million (negative $0.68 per diluted share) from operating revenues of $332 million during the fourth quarter of fiscal 2016.  Included in net income (loss) per diluted share for both this year’s first fiscal quarter and last year’s first fiscal quarter are approximately $0.08 and $0.10, respectively, in after-tax income related to a combination of select items described in a separate section of this press release.  Included in net loss per diluted share for last year’s fourth fiscal quarter are approximately $0.35 in after-tax losses related to a combination of select items.

President and CEO John Lindsay commented, “The outlook has been improving in the U.S. Land drilling market, resulting in a significant increase in the Company’s activity levels and market share over the last few months.  Spot pricing remains low, although we continue to see some pricing improvements for high quality, high performing AC drive rigs.  As reflected in the first quarter results, the rapid pace of the market recovery and our efforts to redeploy additional rigs had an impact on our daily expenses and operating income for the quarter.  Although temporary in nature, we expect continued upward pressure on expenses as the ramp-up proceeds and we absorb some up-front costs reactivating more rigs, particularly rigs that were cold stacked during the early stages of the downturn.   Nonetheless, we are pleased with our ability to respond to the increasing level of demand and we believe that we are uniquely positioned to continue to gain incremental market share.

“The downturn has been a challenging two year journey, and H&P has been preparing for the opportunity this upturn presents.  Our competitive advantages remain in our people, performance, technology, reliability and uniform FlexRig®* fleet.  These advantages should allow us to continue to outpace our competitors and regain pricing power during this recovery, especially as customer well designs become increasingly more complex and require higher specification AC drive rigs.”

Operating Segment Results

Segment operating loss for the Company’s U.S. land operations was $31 million for the first quarter of fiscal 2017, compared with segment operating income of $56 million and loss of $70 million for last year’s first and fourth fiscal quarters, respectively.  Sequentially, the change in segment operating loss was primarily attributable to the absence of approximately $61 million of various charges incurred during the fourth fiscal quarter, as compared to approximately $1 million of charges in the first fiscal quarter.

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News Release

January 26, 2017

The corresponding after-tax per diluted share equivalents may be found in a later section of this press release.  The number of quarterly revenue days increased sequentially by approximately 23% to 9,784 days.  Excluding the impact of $3,744 and $897 per day of revenues from early contract terminations during last year’s fourth fiscal quarter and this year’s first fiscal quarter, respectively, the average rig revenue per day decreased sequentially by $513 to $23,891.  Excluding the impact of $2,923 per day of lawsuit settlement and self-insurance reserve charges during the fourth quarter of fiscal 2016 and $140 per day of lawsuit settlement charges during the first quarter of fiscal 2017, the average rig expense per day increased sequentially by $1,738 to $15,064.  Thus, the corresponding average rig margin per day decreased sequentially by $2,251 to $8,827.  Rig utilization for the segment was 31% for this year’s first fiscal quarter, compared with 39% and 25% for last year’s first and fourth fiscal quarters, respectively.  At December 31, 2016, the Company’s U.S. land segment had approximately 127 contracted rigs generating revenue (including 85 under long-term contracts) and 223 idle rigs.  The 127 contracted rigs included 124 rigs generating revenue days.

Segment operating income for the Company’s offshore operations was $6.8 million for the first quarter of fiscal 2017, compared with $7.7 million and $2.6 million for last year’s first and fourth fiscal quarters, respectively.  Excluding the impact of $752 per day for an adjustment to a self-insurance reserve for worker’s compensation claims during last year’s fourth fiscal quarter, the average rig margin per day increased sequentially from $9,070 to $10,478, and quarterly revenue days remained unchanged at 644 days during the first fiscal quarter.

The Company’s international land operations reported segment operating income of $0.8 million for this year’s first fiscal quarter, compared with an operating loss of $6.7 million and $0.2 million for last year’s first and fourth fiscal quarters, respectively.  The sequential improvement in operating results was attributable to approximately $4.7 million in early termination revenues in the first quarter of fiscal 2017.  Excluding the impact of $4,086 per day of revenues from early contract terminations during this year’s first fiscal quarter, the average rig margin per day decreased sequentially from $10,619 during last year’s fourth fiscal quarter to $8,883 during this year’s first fiscal quarter.  Quarterly revenue days decreased sequentially by approximately 16% to 1,157 days.

Drilling Operations Outlook for the Second Quarter of Fiscal 2017

In the U.S. land segment, the Company expects revenue days (activity) to increase by roughly 30% to 35% during the second fiscal quarter as compared to the first fiscal quarter of 2017.  Excluding any impact from early termination revenue, the average rig revenue per day is expected to be roughly $22,400, and the average rig expense per day is expected to be roughly $14,900.  As of today, the U.S. land segment has approximately 140 contracted rigs that are generating revenue (including 89 under term contracts) and 210 idle rigs.  The 140 contracted rigs include 138 rigs generating revenue days.

In the offshore segment, the Company expects revenue days to decrease by approximately 10% during the second fiscal quarter as compared to the first fiscal quarter of 2017.  The average rig margin per day is expected to be approximately $12,000 during the second quarter of fiscal 2017.

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News Release

January 26, 2017

In the international land segment, the Company expects revenue days to decrease by approximately 38% during the second fiscal quarter as compared to the first fiscal quarter of 2017 due to an early termination notice for five rigs under long-term contracts.  Excluding any impact from early termination revenue, the average rig margin per day is expected to be roughly $5,000 during the second quarter of fiscal 2017.

Capital Expenditures for Fiscal 2017

Given the level of demand and prospect improvements in the U.S. Land market, the Company’s capital expenditures for fiscal 2017 are now expected to be approximately $350 million.

Select Items Included in Net Income (or Loss) per Diluted Share

Included in net loss per diluted share for the first quarter of fiscal 2017 are approximately $0.08 in after-tax income comprised of the following: $0.08 of after-tax income from long-term contract early termination compensation from customers; $0.01 of after-tax gains related to the sale of used drilling equipment; and $0.01 of after-tax losses from accrued charges related to a lawsuit settlement agreement.

Included in net loss per diluted share for the fourth quarter of fiscal 2016 are select items totaling approximately $0.35 in after-tax losses comprised of the following:  $0.18 of after-tax income from long-term contract early termination compensation from customers; $0.01 of after-tax gains related to the sale of used drilling equipment; $0.03 of after-tax losses related to an adjustment to the self-insurance reserve for worker’s compensation claims; $0.11 of after-tax losses from accrued charges related to a lawsuit settlement agreement; $0.15 of after-tax losses from the impairment of a position in the Company’s portfolio of marketable securities; $0.23 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment; and a negative impact of $0.02 related to adjustments to the Internal Revenue Code Section 199 deduction for domestic production activities.

Included in net income per diluted share for the first quarter of fiscal 2016 are approximately $0.10 in after-tax income comprised of the following:  $0.17 of after-tax income from long-term contract early termination compensation from customers; $0.03 of after-tax gains related to the sale of used drilling equipment; $0.05 of after-tax losses related to a currency exchange loss; and a negative $0.05 impact on income tax expense primarily due to a fiscal 2015 adjustment to the Domestic Production Deduction that resulted from a U.S. tax law change in December 2015 extending bonus depreciation allowances that had expired December 31, 2014.

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 26, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and nine offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

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News Release

January 26, 2017

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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News Release

January 26, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
CONSOLIDATED STATEMENTS OF	September 30	December 31
OPERATIONS	2016	2016	2015
Operating Revenues:
Drilling — U.S. Land	$238,346	$263,636	$369,805
Drilling — Offshore	31,904	33,812	41,880
Drilling — International Land	58,365	68,031	72,194
Other	3,093	3,111	3,968
	$331,708	$368,590	$487,847

Operating costs and expenses:
Operating costs, excluding depreciation	214,404	247,679	276,644
Depreciation	176,251	133,847	142,129
General and administrative	33,802	34,262	32,074
Research and development	2,328	2,808	2,919
Income from asset sales	(2,076)	(842)	(4,589)
	424,709	417,754	449,177

Operating income (loss)	(93,001)	(49,164)	38,670

Other income (expense):
Interest and dividend income	856	990	733
Interest expense	(6,261)	(5,055)	(4,524)
Loss on investment securities	(25,989)	—	—
Other	(1,891)	387	(261)
	(33,285)	(3,678)	(4,052)

Income (loss) from continuing operations before income taxes	(126,286)	(52,842)	34,618
Income tax provision	(53,417)	(18,288)	18,720
Income (loss) from continuing operations	(72,869)	(34,554)	15,898

Income (loss) from discontinued operations before income taxes	119	(424)	104
Income tax provision	85	85	—
Income (loss) from discontinued operations	34	(509)	104

NET INCOME (LOSS)	$(72,835)	$(35,063)	$16,002

Basic earnings per common share:
Income (loss) from continuing operations	$(0.68)	$(0.33)	$0.15
Income (loss) from discontinued operations	$—	$—	$—

Net income (loss)	$(0.68)	$(0.33)	$0.15

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News Release

January 26, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
CONSOLIDATED STATEMENTS OF	September 30	December 31
OPERATIONS	2016	2016	2015

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.68)	$(0.33)	$0.15
Income (loss) from discontinued operations	$—	$—	$—

Net income (loss)	$(0.68)	$(0.33)	$0.15

Weighted average shares outstanding:
Basic	108,070	108,276	107,852
Diluted	108,070	108,276	108,409

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News Release

January 26, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	December 31 2016	September 30 2016

ASSETS
Cash and cash equivalents	$825,893	$905,561
Short term investments	45,263	44,148
Other current assets	574,076	622,913
Current assets of discontinued operations	51	64
Total current assets	1,445,283	1,572,686
Investments	105,177	84,955
Net property, plant, and equipment	5,102,679	5,144,733
Other assets	24,498	29,645
TOTAL ASSETS	$6,677,637	$6,832,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$286,558	$330,061
Current liabilities of discontinued operations	70	59
Total current liabilities	286,628	330,120
Non-current liabilities	1,418,628	1,445,237
Non-current liabilities of discontinued operations	4,356	3,890
Long-term notes payable	492,110	491,847
Total shareholders’ equity	4,475,915	4,560,925

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,677,637	$6,832,019

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News Release

January 26, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2016	2015

OPERATING ACTIVITIES:
Net income (loss)	$(35,063)	$16,002
Adjustment for (income) loss from discontinued operations	509	(104)
Income from continuing operations	(34,554)	15,898
Depreciation	133,847	142,129
Changes in assets and liabilities	(36,288)	146,239
Gain on sale of assets	(842)	(4,589)
Other	8,524	8,415
Net cash provided by operating activities from continuing operations	70,687	308,092
Net cash provided by (used in) operating activities from discontinued operations	(19)	104
Net cash provided by operating activities	70,668	308,196

INVESTING ACTIVITIES:
Capital expenditures	(82,127)	(114,470)
Purchase of short-term investments	(15,025)	(6,918)
Proceeds from sale of assets	1,209	6,058
Proceeds from sales of short-term investments	13,900	4,600
Net cash used in investing activities	(82,043)	(110,730)

FINANCING ACTIVITIES:
Dividends paid	(76,176)	(74,560)
Debt issuance costs	—	(32)
Exercise of stock options, net of tax withholding	9,827	(59)
Tax withholdings related to net share settlements of restricted stock	(5,647)	(3,617)
Excess tax benefit from stock-based compensation	3,703	(352)
Net cash used in financing activities	(68,293)	(78,620)

Net increase (decrease) in cash and cash equivalents	(79,668)	118,846
Cash and cash equivalents, beginning of period	905,561	729,384
Cash and cash equivalents, end of period	$825,893	$848,230

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News Release

January 26, 2017

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2016	2016	2015
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$238,346	$263,636	$369,805
Direct operating expenses	143,681	170,606	181,541
General and administrative expense	11,267	11,642	12,373
Depreciation	153,135	112,276	120,359
Segment operating income (loss)	$(69,737)	$(30,888)	$55,532

Revenue days	7,955	9,784	11,945
Average rig revenue per day	$28,148	$24,788	$28,651
Average rig expense per day	$16,249	$15,204	$12,890
Average rig margin per day	$11,899	$9,584	$15,761
Rig utilization	25%	31%	39%

OFFSHORE OPERATIONS
Revenues	$31,904	$33,812	$41,880
Direct operating expenses	25,376	22,845	30,293
General and administrative expense	790	916	862
Depreciation	3,184	3,267	3,003
Segment operating income	$2,554	$6,784	$7,722

Revenue days	644	644	736
Average rig revenue per day	$26,608	$31,317	$27,539
Average rig expense per day	$18,290	$20,839	$19,619
Average rig margin per day	$8,318	$10,478	$7,920
Rig utilization	78%	78%	89%

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News Release

January 26, 2017

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2016	2016	2015
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$58,365	$68,031	$72,194
Direct operating expenses	43,618	53,350	64,008
General and administrative expense	532	669	718
Depreciation	14,377	13,187	14,133
Segment operating income (loss)	$(162)	$825	$(6,665)

Revenue days	1,372	1,157	1,411
Average rig revenue per day	$38,061	$55,880	$46,031
Average rig expense per day	$27,442	$42,911	$34,220
Average rig margin per day	$10,619	$12,969	$11,811
Rig utilization	39%	33%	40%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$14,422	$21,098	$27,571
Offshore Operations	$5,451	$4,431	$6,331
International Land Operations	$6,142	$3,377	$7,244

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News Release

January 26, 2017

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended
	September 30	December 31
	2016	2016	2015
Operating income
U.S. Land	$(69,737)	$(30,888)	$55,532
Offshore	2,554	6,784	7,722
International Land	(162)	825	(6,665)
Other	(2,652)	(2,049)	(1,304)
Segment operating income (loss)	$(69,997)	$(25,328)	$55,285
Corporate general and administrative	(21,213)	(21,035)	(18,121)
Other depreciation	(4,276)	(4,077)	(3,610)
Inter-segment elimination	409	434	527
Income from asset sales	2,076	842	4,589
Operating income (loss)	$(93,001)	$(49,164)	$38,670

Other income (expense):
Interest and dividend income	856	990	733
Interest expense	(6,261)	(5,055)	(4,524)
Loss on investment securities	(25,989)	—	—
Other	(1,891)	387	(261)
Total other income (expense)	(33,285)	(3,678)	(4,052)

Income (loss) from continuing operations before income taxes	$(126,286)	$(52,842)	$34,618

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